FOR IMMEDIATE RELEASE

ALCO STORES LAUNCHES ECOMMERCE STORE WITH BROAD SELECTION
OF VALUE-PRICED MERCHANDISE AT ALCOSTORES.COM

Abilene, Kan. (July 18, 2012) - ALCO Stores, Inc. (Nasdaq: ALCS), which specializes in providing a superior selection of essential products for everyday life in small-town America, today announced the launch of a broad-line ecommerce store to serve shoppers with more than 10,000 items of high-quality merchandise at value prices. The full-service online store at ALCOstores.com adds to the wide selection of products available at 216 ALCO stores in 23 states. ALCO’s ecommerce store provides convenient “24/7” online shopping in a secure, searchable web environment, plus delivery to home or place of business to save time and money.

Products offered on ALCOstores.com include video games and electronics … housewares, appliances and furniture … health & beauty aids and baby goods … office supplies, automotive and sporting goods … and much more. As in traditional ALCO stores, consumers can choose from a wide range of well-known brand names, including many new brands not found in the chain’s retail stores.

Rich Wilson, President and Chief Executive Officer, commented, “ALCO Stores has built a loyal base of shoppers in towns across America with friendly service and exceptional values, and these customers can now satisfy more of their needs with the online convenience of ALCOstores.com. In addition, we have begun reaching new shoppers who do not have access to our brick-and-mortar stores but who appreciate the quality and value that ALCO now offers online. Our ecommerce store is an extension of ALCO’s brand enabling shoppers to ‘Shop Smart. Save Smart.’ ”

Wilson continued, "From a business standpoint, we expect this robust ecommerce presence to help us continue to grow top-line sales, build brand loyalty and spur additional trips to our ALCO stores. Recent industry data indicates that retailers with highly developed ecommerce platforms generate as much as 5% of their total business online, so we see this as a growth driver.”

For more information, or to experience the ecommerce store, please visit ALCOstores.com.

About ALCO Stores, Inc.
ALCO Stores, Inc. is a broad-line retailer primarily located in small, underserved communities across 23 states. The Company has 216 ALCO stores that offer both name brand and private label products of exceptional quality at reasonable prices. We are proud to have continually provided friendly, personal service to our customers for the past 111 years. To learn more about the Company, visit www.ALCOstores.com.

Forward-looking statements
This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Forward-looking statements can be identified by the inclusion of “will,” “believe,” “intend,” “expect,” “plan,” “project” and similar future-looking terms. You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and the Company performance. Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:
Wayne S. Peterson
Senior Vice President – Chief Financial Officer
785-263-3350 X164
email: wpeterson@ALCOstores.com
or
Debbie Hagen
Hagen and Partners
913-642-6363
email: dhagen@hagenandpartners.com